Exhibit 99.1

Investors May Contact:
Stacey Yonkus
Director, Investor Relations
(212) 885-2512
investor@asburyauto.com

Reporters May Contact:
Tom Pratt
RFBinder Partners
(212) 994-7563
Tom.Pratt@RFBinder.com

Asbury Automotive Group Appoints Dennis Clements to Board of Directors

New York, NY, October 3, 2006 — Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that Dennis Clements has been appointed to the Company’s board of directors.  The appointment, which is effective immediately, fills an open position on the 12-member board.

“We are very pleased to welcome Denny to Asbury’s board,” said Kenneth B. Gilman, Asbury’s President and CEO.  “As a veteran of nearly four decades in the automotive business including the last twenty years with Toyota, he brings with him a vast knowledge of the auto industry and an especially valuable perspective on the manufacturers’ point of view.  Most impressively, as group vice president & general manager of Lexus, Denny headed up Toyota’s Lexus business between 2000 and 2005, a period of tremendous growth that transformed Lexus into one of the most successful brands in the U.S. marketplace today.”

Mr. Clements, 61, is currently a consultant to Toyota and other companies through his consulting firm, Discretionary Effort L.L.C., which he founded in 2005.  Before becoming Lexus group vice president and general manager, he was president of Toyota’s Central Atlantic division and held a number of other senior sales management positions at Toyota.  Earlier in his career, Mr. Clements was with Ford Motor Co. for 15 years, progressing through a variety of sales and management positions in the Ford and Lincoln-Mercury divisions.

Mr. Clements, a native of Buffalo New York, holds a Bachelor of Arts degree in Political Science from the University of Buffalo.  He and his wife, Sharon, currently reside in Santa Fe, New Mexico.

About Asbury Automotive Group

Asbury Automotive Group, Inc., headquartered in New York City, is one of the largest automobile retailers in the U.S.  Built through a combination of organic growth and a series of strategic acquisitions, the Company currently operates 86 retail auto stores, encompassing 119 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles.  The Company offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward- looking statements include statements relating to plans regarding the company’s financial position, results of operations and business strategy. These statements are based on management’s current expectations and involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, market factors and general economic conditions. There can be no guarantees the company’s plans will be successfully implemented or that they will prove to be commercially successful. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. These statements involve a number of risks and uncertainties, including investor response to the proposed offering, the trading prices for the Company’s common stock during the offering period, other conditions in the financial markets and customary closing conditions.